Exhibit 4.7
DATED 12 JUNE 2007
(1)	CBAYSYSTEMS HOLDINGS LIMITED

(2)	V. RAMAN KUMAR

SHARE OPTION AGREEMENT

SHARE OPTION AGREEMENT

DATED:	12 June	2007.
PARTIES
(1)	CBAYSYSTEMS HOLDNGS LIMITED (registered in the British Virgin Islands with no. 1398112) whose registered office is at Palm Grove House, P.O. Box 3190, Road Town, British Virgin Islands (the “Company”); and

(2)	V. Raman Kumar of Flat #2, Hermes House, Worli Sea Face, Mumbai 400 025, India (the “Optionholder”).
RECITALS:
(A)	The Optionholder is an employee of the Company.

(B)	The Company wishes to grant to the Optionholder an individual option over ordinary shares in the capital of the Company on the terms of this agreement in recognition of past performance.

(C)	The Optionholder is an accredited investor for the purposes of Rule 506 of Regulation D issued by the US SEC.

(D)	It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the US Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.
OPERATIVE PROVISIONS:
1.	Interpretation

1.1	The following words and expressions shall bear the following meanings except where the context otherwise requires:

“Admission”	means admission of the Shares to trading on AiM (being the market of that name operated by the London Stock Exchange) or any other recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000;

“Board”	means the board of directors of the Company;

“Exercise Date”	means the date on which the Option or part thereof is exercised in accordance with clause 4;

“First Tranche”	means 691,040 Shares subject to the Option;

“Group”	means the Company together with any subsidiaries of the Company, within the meaning of section 1159 of the Companies Act 2006;

“Grant Date”	means the date of this agreement;

“Option”	means the right granted pursuant to clause 2 of this agreement to acquire the Shares at the Option Price;

“Option Period”	Means: (a) in relation to the First Tranche and Second Tranche, the period commencing on the date of this agreement and ending on 31 December 2008; and (b) in relation to the Third Tranche, the period commencing on the date of this agreement and ending on the tenth anniversary of the date of this agreement;

“Option Price”	means the price per Share as determined in accordance with clause 2, as adjusted (if appropriate) in accordance with clause 6;

“Second Tranche”	455,360 Shares subject to the Option;

“Shares”	means ordinary shares of the Company,

“Tax Liability”	means the amount of all income and other taxes and social security contributions (which, for the avoidance of doubt, shall include both employer’s and employee’s social security contributions and medicare) or taxes which any member of the Group would be required to withhold or account for to the relevant taxation authority;

“Third Tranche”	253,680 Shares subject to the Option;

“vest”	refers to the Optionholder becoming entitled on the occurrence of an event after the Grant Date to exercise some or all of the Option and the term “vested” shall be interpreted accordingly,
1.2	Except insofar as the context otherwise requires:
(a)	any reference to a statute or statutory provision shall be construed as if it referred also to that provision as for the time being amended or re-enacted; and

(b)	any reference to the singular number shall be construed as if it referred also to the plural number and vice versa.
1.3	References to clauses are to clauses in this agreement.

2.	Option

2.1	The Company hereby grants to the Optionholder an Option to acquire 1,400,080 Shares as follows:
(a)	as to the First Tranche, at an Option Price of $1.30;

(b)	as to the Second Tranche, at an Option Price of $1.75;

(c)	as to the Third Tranche, at an Option Price of $1.75;

and otherwise on the terms of this agreement.
3.	Conditions of Option

3.1	The Option shall, subject to earlier exercise being permitted under clauses 3.3 or 5.2, vest as follows:
(a)	as to the First Tranche, on 1 January 2008;

(b)	as to the Second Tranche, on 1 January 2008; and

(c)	as to the Third Tranche, on the date of Admission.
3.2	The Option may not be validly exercised (i) later than the end of the relevant Option Period and (ii) unless the Optionholder is then an accredited investor for the purposes of Rule 506 of Regulation D under the United States Securities Act of 1933: or any applicable successor provision. The Option shall automatically lapse at the end of the relevant Option Period.

3.3	This clause 3.3 shall apply only in relation to the Third Tranche (the “Third Tranche Option”), and all references to “Optionholder” and “Option” are to be construed accordingly. If the Optionholder ceases to be an employee or officer of, or .consultant or adviser to, any member of the Group (a “Leaver”):
(a)	in circumstances involving a breach by the Optionholder of his service agreement or other terms of his service or relationship with any member of the Group for Cause (as defined in clause 3.4), the Third Tranche Option shall immediately cease to be exercisable and shall lapse three months thereafter save that the Board may, in its absolute discretion, otherwise permit the Third Tranche Option to be exercised in whole or in part during such period as the Board may specify (after which the Third Tranche Option shall lapse), provided that such period shall end no later than the last day of the Option Period and provided further that the Option cannot be exercised over a number of Shares greater than that arrived at if the Optionholder is a Leaver pursuant to sub-clause (b) below; or

(b)	for any reason other than one specified in sub-clause (a) above, the Option shall continue to be exercisable over those Shares in relation to which the Third

Tranche Option has vested on the date that the Optionholder becomes a Leaver provided that such exercise must take place within the period of six months following the date that the Optionholder becomes a Leaver, failing which the Third Tranche Option shall lapse.
3.4	If the Optionholder is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean wilful misconduct by the Optionholder or wilful failure by the Optionholder to perform his responsibilities to the Company (including, without limitation, breach by the Optionholder of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionholder and the Company), as determined by the Board, which determination shall be conclusive. The Optionholder shall also be considered to have been discharged for “Cause” if the Board determines, within 30 days after the Optionholder’s resignation, that discharge for Cause was warranted.

3.5	The Option is personal to the Optionholder and is not capable of being assigned, transferred, mortgaged, charged or otherwise disposed of or encumbered (whether in whole or in part and either voluntarily or by operation of law) without the express written permission of the Board, except by will or the laws of descent and distribution. If the Optionholder purports or attempts to assign, transfer, mortgage, charge or otherwise deal with or dispose of or encumber the Option (whether in whole or in part) contrary to the provisions of this clause or if the Optionholder is adjudicated bankrupt, the Option shall immediately lapse.
4.	Exercise of Option

4.1	The Option shall, subject to clauses 3 and 4.2, be exercisable by the Optionholder by notice in writing to the Company at any time prior to the expiry of the relevant Option Period:
(a)	specifying the number of Shares in respect of which the Option is being exercised; and

(b)	accompanied by the payment of the aggregate Option Price for the Shares in respect of which the Option is exercised (which, being a cheque or similar instrument, shall be valid only if met on first presentation).
4.2	The Optionholder irrevocably undertakes to meet any Tax Liability in respect of the exercise of the Option. The exercise of the Option pursuant to clause 4.1 shall only be valid if either:
(a)	the Optionholder remits to the Company (on behalf of any member of the Group) at the time of exercise of the Option (in cleared funds) a sum equal to the Tax Liability arising by reference to the exercise of the Option in connection with the payment made to or benefit realised by the Optionholder; or

(b)	the Optionholder enters into such other arrangements satisfactory to the Company, in its sole discretion, to secure the payment of the Tax Liability referred to in sub-clause (a) above to any member of the Group.
4.3	The Optionholder hereby irrevocably covenants and undertakes to the Company:
(a)	to indemnify and keep indemnified the Company and each other member of the Group against, and on demand to reimburse the relevant member of the Group for, any Tax Liability in any jurisdiction in respect of the Optionholder’s income or gains or any other withholding obligation (limited only to the extent that such amount may be lawfully recovered from the Optionholder at the relevant time) arising in connection with any event or circumstances after the Option is exercised that give rise to such a liability in respect of any Shares acquired by the Optionholder on exercise of the Option; and

(b)	to make such other arrangements as may be satisfactory to the Company in its absolute discretion to meet any such liability as is described in sub-clause (a) above.
4.4	Within 30 days of the exercise of the Option, the Company shall allot to the Optionholder the Shares in respect of which the Option is exercised.

4.5	Shares issued on exercise of the Option shall rank pari passu in all respects with Shares in issue on the date of exercise except that they will not entitle holders to receive any dividends or other distributions declared for payment to holders of Shares on the register of members at a record date which precedes the date of exercise.

4.6	The Company shall procure that sufficient Shares are available so as to satisfy any exercise of the Option.

5.	Takeovers and Liquidation

5.1	For the purposes of this Rule 5, a “Reorganisation Event” shall mean:
(a)	any merger or consolidation of the Company with or into another entity as a result of which all of the Shares are converted into or exchanged for the right to receive cash, securities or other property, or are cancelled;

(b)	any exchange of Shares for cash, securities or other property pursuant to a share exchange transaction as a result of which any person is or becomes the beneficial owner of Shares representing more than 50% of the combined voting power or fair market value of outstanding securities in the Company; or

(c)	any liquidation or dissolution of the Company,
5.2	In connection with a Reorganisation Event, the Board shall give the Optionholder reasonable prior notice of such impending event and the Option shall become exercisable in full (which, for the avoidance of doubt, shall include the proportion of the Option which was not yet vested immediately prior to the Reorganisation Event) and shall lapse immediately prior to the consummation of such Reorganisation Event unless exercised by the Optionholder.

6.	Variation of Share Capital

6.1	In the event of any issue of shares by way of capitalisation of profits or reserves or by way of rights, or in the .event of any consolidation or sub-division or reduction or other variation of share capital, then the number and/or nominal value of Shares comprised in the Option and/or the Option Price shall be adjusted by the Company in such manner and with effect from such date as the Company may determine to be appropriate to reflect all securities in the Company, which are derived from such Shares after the date of this agreement and which are so derived without receipt of consideration by the Company, provided that such adjustment shall be ineffective to the extent that the aggregate Option Price originally payable by the Optionholder on the exercise of the Option would in effect be increased.

6.2	The Company shall give notice in writing to the Optionholder of any adjustment under clause 6.1 as soon as reasonably practicable.

7.	Rights of Optionholder

7.1	The rights of the Optionholder in respect of the Option are a matter entirely separate from any pension right or term or condition of employment or service and the grant of the Option shall not be construed as giving the Optionholder the right to continued employment or service or any other relationship with any member of the Group. If the Optionholder shall cease for any reason to be employed or engaged within the Group, his rights and benefits under the Option or in connection therewith (actual or prospective) or any loss thereof shall not in any way entitle him to claim for compensation against any member of the Group and shall not be taken into account in assessing any compensation to which he may otherwise be entitled. The Optionholder’s contract of employment or other terms of service or engagement shall be deemed to be varied accordingly, if necessary.

7.2	The Company shall not be obliged to provide the Optionholder with copies of any accounts, notices, circulars or other documents sent to holders of ordinary shares in the capital of the Company.

8.	Notices

Without prejudice to any other method available for the giving of notice, any notice or other communication desired to be given or made hereunder may be given or made by personally delivering the same or sending the same by first class post or legible facsimile, in the case of the Company to its registered address and in the case of the Optionholder to his last known address or to the address of the place of business at which he performs the whole or most of the duties of his office. Where a notice or communication is given by first class post, it shall be deemed to have been received on the second business day after posting of the same and if personally delivered or sent by legible facsimile shall be deemed to have been received on despatch if delivered or sent on a business day or (if not so delivered or sent) on the first business day thereafter.

9.	Accredited Investor Warranty

The Optionholder hereby warrants that he is an accredited investor for the purposes of Rule 506 of Regulation D issued by the US SEC.

10.	Transfer Restrictions

10.1	The Optionholder acknowledges that the securities that are the subject of this Agreement have not been registered under any federal or state securities laws of the United States and that such securities may not be resold in the United States without such registration or an opinion of counsel satisfactory to the Company that such registration is not required.

10.2	The Optionholder acknowledges that there are transfer restrictions on the Shares which are detailed in Part XI of the publicly available admission document in relation to Admission entitled “Selling Restrictions” and that they will comply with such restrictions upon exercise of the Option and subsequent sale of the Shares.

11.	Proper Law

This agreement shall be governed by and construed in accordance with English law and the parties hereby irrevocably submit themselves to the exclusive jurisdiction of the courts of England.

12.	Rights of Third Parties

12.1	The parties agree and acknowledge that:
(a)	nothing in this agreement is intended to benefit any person who is not a party to it (a “Non-Party”) and accordingly no Non-Party has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement except as expressly provided herein and in particular but without limitation in relation to the payment by the Optionholder of any Tax Liability pursuant to clause 4.2; and

(b)	no consent of any Non-Party shall be required for any revision of or amendment to this agreement save in relation to clause 4.2 for which the Company’s written approval will be required.
12.2	The provisions of clause 12.1 do not affect any right or remedy of a third party which exists or is available otherwise than by the Contracts (Rights of Third Parties) Act 1999.

13.	Counterparts

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all counterparts together shall constitute one and the same instruments.

IN WITNESS whereof the parties have signed this agreement the day and year first above written.

EXECUTED as a DEED of	)
CBAYSYSTEMS HOLDINGS LIMITED	)
acting by:	)

Director	/s/ Nadir Godrej

Director/Secretary	/s/ Nadir Godrej

By Attorney Nadir Godrej

EXECUTED as a DEED by	)
V. RAMAN KUMAR	)
in the presence of:	)

Witness Signature:	/s/ Tom McKay

Witness Name:	Tom McKay

Witness Occupation:	Trainee Solicitor

Witness Address:	Jones Day, 21 Tudor Street, London EC4Y 0DJ